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                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) November 21, 1994



                        AMERICAN EXPRESS COMPANY
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         (Exact name of registrant as specified in its charter)



               New York                   1-7657         13-4922250
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     (State or other jurisdiction     (Commission       (IRS Employer
              of incorporation)       File Number)      Identification)


        American Express Tower, World Financial Center
        New York, New York                                   10285
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        (Address of principal executive offices)           (Zip Code)


        Registrant's telephone number,               (212) 640-2000
        including area code                            --------------


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        (Former name or former address, if changed since last report.)



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Item 5.  Other Events

          On November 21, 1994, American Express Bank, a subsidiary of American Express Company, issued a press release, a portion of which is set forth below:

        NEW YORK, November 21 -- American Express Bank said today that a subsidiary, American Express Bank International (AEBI), had reached an agreement with the Justice Department to settle claims arising out of the case of two former AEBI employees convicted last June on charges of money laundering and bank fraud.

        The settlement includes the payment of AEBI of $7 million to settle a civil action against AEBI and $7 million to settle forfeiture claims, both of which relate to activities of the former employees. The company will also spend at least $3 million through the end of 1995 to continue to enhance compliance programs.

        In addition, the terms of the settlement call for AEBI to withdraw its claims to a $30 million client account that served as collateral for $19 million in AEBI loans to the client.

        Under the settlement, AEBI does not admit to any wrongdoing and the U.S. government releases AEBI from any liability arising out of this matter.

        The loans affected were fully reserved and written off in prior quarters. The compliance costs have been built into 1994-95 budgets. The remaining $14 million cost of the settlement will be charged against reserves and will not have an impact on American Express Bank's net income.

        AEBI represents some 5 percent of the $14.3 billion in assets of American Express Bank. AEBI operates in the United States to provide banking services to overseas clients of American Express Bank. American Express Bank, which operates internationally, serves clients in 37 countries and is a subsidiary of the American Express Company.
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                                  SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      AMERICAN EXPRESS COMPANY


                                      By:    /s/ Stephen P. Norman
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                                      Name:  Stephen P. Norman
                                      Title: Secretary



Dated:  November 21, 1994
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